Exhibit 99.4

CONSENT OF RBC CAPITAL MARKETS, LLC

February 20, 2013

The Board of Directors

FirstMerit Corporation

III Cascade Plaza, 7th Floor

Akron, OH 44308

Re: Registration Statement of FirstMerit Corporation on Form S-4

Members of the Board:

We hereby consent to (i) the inclusion of our opinion dated September 12, 2012 appearing as Appendix B to the Registration Statement of FirstMerit Corporation on Form S-4, including the proxy statement/prospectus which is part of the Registration Statement (the “Registration Statement”), and (ii) the description of such opinion and to the references to our name contained in the Registration Statement under the headings “SUMMARY — RBC Capital Markets Has Provided an Opinion to the FirstMerit Board of Directors Regarding the Merger Consideration,” “THE MERGER — Background of the Merger,” “THE MERGER — FirstMerit’s Reasons for the Merger; Recommendation of the FirstMerit Board of Directors,” and “THE MERGER — Opinion of FirstMerit’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ RBC Capital Markets, LLC
RBC CAPITAL MARKETS, LLC